Exhibit 99.1

For Immediate Release
Contact:
 Patrick Pedonti, Chief Financial Officer (860) 298-4738
 Lese Amato, Investor Relations (860) 298-4653
 E-mail: InvestorRelations@sscinc.com

SS&C Technologies Caps Record Year with Record Fourth Quarter

Q4 Revenue up 51%, Operating Income up 44%, Net Income up 62%

WINDSOR, CT – January 25, 2005 — SS&C Technologies, Inc. (Nasdaq: SSNC) today announced record results for the fourth quarter and full year ended December 31, 2004. Q4 revenues were $27.1 million, up 51% over the $17.9 million for Q4 2003. Full year revenues were $95.9 million, compared to $65.5 million in 2003, up 46%. Operating income was $8.7 million for Q4, an increase of 44% from the $6.0 million in Q4 2003. 2004 full year operating income was $29.4 million, compared to $18.4 million for 2003. In 2004, Q4 net income was $6.0 million, or $0.25 diluted earnings per share, up 62% over Q4 2003, and full year 2004 net income was $19.0 million, or $0.84 diluted earnings per share. Fourth quarter 2003 net income was $3.7 million, or $0.19 diluted earnings per share, and full year net income for 2003 was $11.8 million, or $0.59 diluted earnings per share.

Commenting on SS&C’s strong performance, CEO Bill Stone said, “Our Company had a very good year in 2004, outstanding in fact. The financial numbers speak for themselves but our non-financial results are equally impressive: servicing our customers, adding new products and services, winning new global customers, dedicating the SS&C Financial Accelerator at the University of Connecticut, completing a Goldman Sachs led $74.4 million dollar secondary, and integrating three successful acquisitions; these are things successful companies recognize and execute. Our Company prides itself on our ability to execute.”

“In the last five years we have taken our earnings to $0.84 in 2004 from $0.09 a share in 2000, an increase of 833%. In 2004, our revenues increased by 46%, operating income increased by 60% and net income increased by 61%. These results indicate our business objectives, plans and strategies are aligned with our opportunities and management capabilities,” said Stone.

“Our business strategy has produced solid results quarter after quarter, ” said Stone. “Our key business objective, increasing recurring revenues, which includes maintenance and outsourcing revenues, has continued its momentum in 2004; posting $67.3 million for the year, a 51% increase over 2003. Growth in outsourcing revenues are particularly exciting and are up 134% from 2003 to over $30 million.

We have seen encouraging growth in our license revenues this year. At $17.3 million for the year, license revenue is up 21% over 2003, with CAMRA™, Total Return™, SKYLINE®, Altair™ and Debt & Derivatives™ showing distinct growth.”

Cash Flow and Marketable Securities
“SS&C generated $28.5 million in operating cash flow. The quality of our earnings remains very high and we are very disciplined with our cash generation and collection process. Days sales outstanding dropped to 45 days in the fourth quarter. Total cash, cash equivalents and investments in marketable securities at year end were $130.8 million,” said Stone.

2005 and Q1 Guidance
“Based on the current business outlook, our guidance for 2005 revenues is between $110 and $116 million and earnings per share between $0.96 and $1.00. For Q1, revenue guidance is between $26 and $27.5 million and earnings per share between $0.21 to $0.24.”

2004 Highlights
“The employees, customers and shareholders all benefit when the company performs,” remarked Stone. “Throughout 2004, SS&C focused on customer service, product and service excellence and efficient expense management, and we are proud of our accomplishments.”

“In Q1, our primary concentration was on expanding our footprint into new markets and strengthening our existing product offerings with the acquisition of Investment Advisory Network (IAN) and NeoVision Hypersystems,” said Stone. “IAN has allowed us to tap into the private wealth market and deepen our reach into the asset management market. NeoVision’s data visualization tool “Heatmaps®” has added another layer of product offerings we now provide the trading community. We are just beginning to explore the full potential of Heatmaps and we are excited about the possibilities.”

“In Q2 we continued to execute on our acquisition strategy with the purchase of OMR Systems and OMR Systems International,” continued Stone. “OMR has strengthened and expanded our outsourcing and international business and is making a significant contribution to our recurring revenue model. We expect OMR will continue to support new opportunities in both the hedge and financial institutions markets.” Stone also commented on the completion of the Company’s secondary offering, “In June, we sold 4.05 million shares and added $74.4 million to our cash position, which gives us a significant leverage point when pursuing acquisitions.”

“Norm Boulanger was promoted to President and Chief Operating Officer in Q3, and is now responsible for overseeing all enterprise-wide activities relating to day-to-day operations,” stated Stone. “Norm’s ability to produce results has served us well and I am confident he will continue to meet future challenges.”

“In October, the SS&C Technologies Financial Accelerator was unveiled. The Accelerator is a real-time, real-world laboratory at the University of Connecticut School of Business in downtown Hartford, Connecticut where students and business partners work together to find solutions to market challenges with real market data,” said Stone. “We are presently spearheading two research projects and are excited about our participation. The overall scope of one project relates to investment operational risk tools for the financial services industry and another project is researching the value proposition and potential uses for data visualization in financial services.”

“The rest of Q4, our concentration was on execution,” said Stone. “Our combined efforts were channeled toward meeting our objectives for the quarter and the year, integrating both the processes and people from our acquisitions, on-time delivery of year-end product releases, rolling out new products like SKYLINE 2005 and new services like German transparency tax accounting and reporting, signing several new industry-leading clients, and providing quality customer service to existing clients. We had tremendous challenges in 2004 and successfully met each one. We are now in the process of building on our accomplishments and setting our sites on an equally successful 2005.”

Earnings Conference Call
SS&C’s Q4 2004 earnings call will take place at 5:00 p.m. Eastern Time today, January 25, 2005. Interested parties may dial 706-643-7858 (US, Canada and International) and request the “SS&C Fourth Quarter Earnings Call”, conference ID #3407893. A replay will be available after 8:00 pm on January 25, until midnight on February 25, 2005. To access, dial 706-645-9291 and enter the access code #3407893. A replay of the call will also be available after January 26, 2005 on our website at www.ssctech.com/about/earnings.asp.

This press release contains forward-looking statements relating to, among other things, the Company’s expected revenues and earnings per share for the first quarter and full year of 2005, and the Company’s expectations regarding market penetration and overall results. Such statements reflect management’s best judgment based on factors currently known but are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s ability to finalize large client contracts, fluctuations in customer demand for the Company’s products and services, intensity of competition, delays in product development, the Company’s ability to control expenses, costs associated with implementing and evaluating internal controls and procedures, general economic and industry conditions, the Company’s ability to integrate acquired businesses, the effect of the acquisitions on customer demand for the Company’s products and services, terrorist activities, and those risks described in the Company’s filings with the Securities and Exchange Commission, including without limitation, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. The Company cautions investors that it may not update any or all of the foregoing forward-looking statements.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(unaudited)
	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
Revenues:
Software licenses	$4,806	$4,096	$17,250	$14,233
Maintenance	9,691	8,021	36,433	31,318
Professional services	3,770	2,128	11,320	6,757
Outsourcing	8,785	3,634	30,885	13,223

Total revenues	27,052	17,879	95,888	65,531

Cost of revenues:
Software licenses	628	493	2,258	1,866
Maintenance	2,300	1,632	8,462	6,170
Professional services	1,764	1,111	6,606	4,387
Outsourcing	4,743	2,043	16,444	8,003

Total cost of revenues	9,435	5,279	33,770	20,426

Gross profit	17,617	12,600	62,118	45,105

Operating expenses:
Selling and marketing	2,943	2,074	10,734	8,393
Research and development	3,746	2,674	13,957	11,180
General and administrative	2,229	1,821	8,014	7,154

Total operating expenses	8,918	6,569	32,705	26,727

Operating income	8,699	6,031	29,413	18,378
Interest income	691	205	1,528	912
Other income (expense), net	120	(184)	99	47

Income before income taxes	9,510	6,052	31,040	19,337
Provision for income taxes	3,526	2,360	12,030	7,541

Net income	$5,984	$3,692	$19,010	$11,796

Basic earnings per share	$0.26	$0.20	$0.90	$0.63

Basic weighted average number of common shares outstanding	23,068	18,562	21,185	18,617

Diluted earnings per share	$0.25	$0.19	$0.84	$0.59

Diluted weighted average number of common and common equivalent shares outstanding	24,282	19,938	22,499	19,832

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$28,913	$15,261
Investments in marketable securities	101,922	37,120
Accounts receivable, net	13,545	8,571
Prepaid expenses and other current assets	1,607	1,434
Deferred income taxes	—	620

Total current assets	145,987	63,006
Property and equipment, net	5,353	4,764
Deferred income taxes	5,894	6,417
Intangible and other assets, net	28,429	8,398

Total assets	$185,663	$82,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,073	$916
Income taxes payable	609	91
Accrued employee compensation and benefits	6,248	3,484
Other accrued expenses	3,549	2,039
Dividend payable	1,850	—
Deferred taxes	188	—
Deferred maintenance and other revenue	16,052	14,467

Total current liabilities	29,569	20,997

Total stockholders’ equity before treasury stock	209,514	115,008
Less: cost of common stock in treasury	53,420	53,420

Total stockholders’ equity	156,094	61,588

Total liabilities and stockholders’ equity	$185,663	$82,585

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year ended
	December 31,	December 31,
	2004	2003
Cash flow from operating activities:
Net income	$19,010	$11,796

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,593	3,563
Net realized losses (gains) on equity investments	26	(259)
Loss (gain) on sale or disposal of property and equipment	(7)	25
Deferred income taxes	1,134	620
Income tax benefit related to exercise of stock options	2,720	3,280
Provision for doubtful accounts	(378)	689
Changes in operating assets and liabilities excluding effects from acquisitions:
Accounts receivable	1,664	1,784
Prepaid expenses and other assets	271	(346)
Accounts payable	(340)	65
Accrued expenses	2,596	(13)
Taxes payable	521	(581)
Deferred maintenance and other revenues	(3,286)	3,088

Total adjustments	9,514	11,915

Net cash provided by operating activities	28,524	23,711

Cash flow from investing activities:
Additions to property and equipment	(1,345)	(1,100)
Proceeds from sale of property and equipment	7	—
Cash paid for business acquisitions, net of cash acquired	(23,541)	(1,817)
Purchases of marketable securities	(165,556)	(28,579)
Sales of marketable securities	101,215	16,175

Net cash used in investing activities	(89,220)	(15,321)

Cash flow from financing activities:
Issuance of common stock	74,815	290
Exercise of options	2,203	6,563
Purchase of common stock for treasury	—	(17,698)
Common stock dividends	(2,944)	(1,236)

Net cash provided by (used in) financing activities	74,074	(12,081)

Effect of exchange rate changes on cash	274	616

Net increase (decrease) in cash and cash equivalents	13,652	(3,075)
Cash and cash equivalents, beginning of period	15,261	18,336

Cash and cash equivalents, end of period	$28,913	$15,261